Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 20, 2011 (except for Notes 15 and 19 as to which the date is November 21, 2011), with respect to the financial statements and schedule of Immucor, Inc. and subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Atlanta, Georgia

November 21, 2011